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                                                                      EXHIBIT 99

MEDICAL MANAGER CORPORATION ANNOUNCES RECORD FIRST
QUARTER RESULTS

EPS REACHES $0.17 ON 41% REVENUE GAIN

TAMPA, Fla., April 16/PRNewswire/ -- Medical Manager Corporation (Nasdaq: MMGR - news) announced today financial results for the first quarter ended March 31, 1998.

Revenues for the first quarter increased 41% to $27,651,000 compared to pro forma revenues of $19,675,000 in the comparable quarter last year. Net earnings were $3,523,000, or $0.17 per diluted share, compared with pro forma earnings of $2,407,000, or $0.12 per diluted share in last year's first quarter.

Commenting on the results, John Kang, President of Medical Manager Corporation stated, "We are pleased with our record results for the 1998 first quarter. System sales and upgrades of The Medical Manager(R) software system remain strong as we further penetrate both our core physician group market and larger physician networks."

"We recently announced the addition of four Medical Manager dealers with annualized revenues of $6.8 million, which strengthens our distribution channel. Additionally, we closed two large contracts, which increases our presence in the marketplace and provides significant add-on system opportunities. These continued successes validate our corporate and product design strategies for the large physician practice market."

Mr. Kang added, "In addition, servicing the largest installed base in the industry, we are well-positioned to continue building this strong momentum. We remain optimistic that future growth will be driven by the increased demand, which we are already experiencing, for Version 9.0 and the potential opportunities of Medical Manager's EDI services."

Medical Manager Corporation develops, markets, implements and supports The Medical Manager physician practice management system, which addresses the financial, administrative, clinical and practice management needs of physicians. Since its development in 1982, The Medical Manager software's installed base has grown to more than 24,000 client sites representing 110,000 physicians, making it the most widely installed physician practice management system in the United States.

The Medical Manager web site is located at http://www.medicalmanager.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"). These statements are based on current plans and expectations of Medical Manager Corporation and involve risks and uncertainties that could cause actual future


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activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, the success of the marketing, sales, and installation of the Company's products, success of the beta listing program for the latest version of the Company's software, continued demand for the Company's products by the independent resellers, risks associated with the Company's acquisition program, variations in stock prices, changes in government regulations, competition, and risks of operations and growth of newly acquired businesses. Forward-looking information provided by the Company under the Act should be evaluated in the context of the foregoing factors. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

                           MEDICAL MANAGER CORPORATION
                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                    1998                  1997
                                                                      PRO FORMA(a)
Revenue
  Systems                                           $17,949               $11,769
  Maintenance and other                               9,702                 7,906
    Total revenue                                    27,651                19,675
Cost of revenue
  Systems                                             8,559                 5,306
  Maintenance and other                               5,248                 4,340
    Total costs of revenue                           13,807                 9,646
     Gross margin                                    13,844                10,029

Operating expenses
  Selling, general and administrative                 6,459                 5,078
  Research and development                            1,010                   798
  Depreciation and amortization                         705                   369
    Total operating expenses                          8,174                 6,245
Income from operations                                5,670                 3,784

Other income (expense)
  Interest expense                                     (107)                  (79)
  Interest income                                        68                   139
  Other income (expense)                                 12                    26

Income before income taxes                            5,643                 3,870









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                                                      THREE MONTHS ENDED
                                                            MARCH 31,
                                                     1998             1997
                                                                   PRO FORMA(a)

Income taxes                                          2,120(b)         1,463

   Net income                                       $ 3,523          $ 2,407

Basic net income per common share                   $  0.18          $  0.12

Shares used in computing Basic EPS                   19,915           19,481

Diluted net income per common share                 $  0.17          $  0.12

Shares used in computing Diluted EPS                 20,855           19,481


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(a)      The Founding Company mergers and the Company's initial public offering closed on February 4, 1997.

(b) Income taxes giving effect for the acquisitions as of the beginning of the quarter ended March 31, 1998.
















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